Exhibit 99.1

Section 2: EX-99.1

LIVE OAK BANCSHARES, INC. REPORTS THIRD QUARTER 2015 RESULTS

Wilmington, NC, October 21, 2015 – Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported third quarter net earnings available to common shareholders of $2.9 million, or $0.09 per diluted share, compared to $3.9 million, or $0.13 per diluted share, for the second quarter of 2015 and $641 thousand, or $0.02 per diluted share, for the third quarter of 2014. Earnings per share this quarter were impacted by negative valuation adjustments to the servicing assets of $3.0 million combined with an increase in loans held for sale related to new vertical originations that require a period of loan advances before being sold.

“We ended the third quarter of 2015 with a year-to-date origination volume of $828 million, and we are on track to originate $1.1 billion this year. The year-to-date origination volume represents approximately a 40% growth over the same three-quarter period of 2014. This has been the result of growth in our legacy verticals as well as new verticals added in 2015. The opportunities to empower small businesses for success are great with approximately 1,000 industries eligible for the SBA’s 7(a) program. We are focused not only on building out our existing verticals but incrementally adding new verticals to our lending portfolio,” said James S. Mahan, Chief Executive Officer of Live Oak.

Mr. Mahan continued, “We are very excited about the continued growth and expansion of quality small business lending at Live Oak. We are putting the capital raised in our IPO to work. We are successfully growing the number of verticals in our loan portfolio, and we have launched our new small loan platform, eLending.”

Third Quarter 2015 Highlights

Highlights of the third quarter of 2015:

•	Loan production totaled $303.0 million during Q3 2015 compared to $276.8 million in Q2 2015. Year-to-date loan production totaled $827.8 million compared to $583.7 million for the first three quarters of 2014.

•	Guaranteed loans sold in the secondary market totaled $147.4 million during Q3 2015 compared to $137.1 million during Q2 2015.

•	Net interest income totaled $6.6 million during Q3 2015 compared to $5.4 million during Q2 2015.

•	Servicing revenue totaled $4.2 million during Q3 2015 compared to $3.9 million during Q2 2015.

•	Net income available to common shareholders totaled $2.9 million or $0.09 per diluted share, during Q3 2015, compared to $3.9 million, or $0.13 per diluted share, during Q2 2015.

Net Interest Income

Net interest income for the quarter ended September 30, 2015, totaled $6.6 million compared to $5.4 million for the quarter ended June 30, 2015 and $3.9 million for the quarter ended September 30, 2014. Total interest income increased $1.3 million during the third quarter of 2015, or 17.5%, compared to the second quarter of 2015 and increased $3.7 million, or 69.2%, compared to the third quarter of 2014. The growth in interest income was principally due to increased levels of loan originations combined with longer retention periods of loans held for sale. Total interest expense increased $147 thousand during the quarter ended September 30, 2015 compared to the second quarter of 2015. The increase was mitigated by a reduction in the amount of interest paid on long term borrowings. Total interest expense increased $966 thousand compared to the third quarter of 2014 largely due to an increase in interest-bearing deposits.

Noninterest Income

Noninterest income for the third quarter of 2015 was $17.8 million, compared to $18.1 million for the second quarter of 2015 and $16.5 million for the third quarter of 2014. The $365 thousand decrease in total noninterest income from the prior quarter was due to a loss resulting from the revaluation of the servicing asset of $3.0 million and a decline in the net gain on the sale of loans during the quarter ended September 30, 2015, due to changing market conditions and longer retention periods of loans held for sale. The revaluation loss and the decline in gain on sale of loans revenue offset increases in other components of noninterest income. Net gain on sale of loans declined $295 thousand to $15.4 million during the quarter ended September 30, 2015, from $15.7 million during the quarter ended June 30, 2015.

Compared to the third quarter of 2014, the $1.3 million increase in total noninterest income was primarily due to an increase in net gain on sale of loans of $2.3 million offset by a $2.0 million loss from the revaluation of servicing assets.

Other noninterest income increased $124 thousand during the third quarter of 2015 compared to the prior quarter and $426 thousand compared to the third quarter of 2014 primarily as a result of fees earned for monitoring higher levels of multi-advance loans which have given rise to longer retention periods before sale.

Noninterest Expense

Noninterest expense for the third quarter of 2015 was $18.0 million compared to $16.8 million for the second quarter of 2015 and $13.3 million for the third quarter of 2014. Salaries and employee benefits increased to $9.9 million from $9.3 million for the prior quarter and from $6.1 million for the third quarter of 2014, as a result of increased staffing to support loan demand and new initiatives of the Company. Equipment expense increased $234 thousand during the quarter ended September 30, 2015 and $151 thousand compared to the third quarter of 2014 to support the Company’s growth. Other expenses increased $482 thousand during the quarter ended September 30, 2015 and $1.1 million compared to the third quarter of 2014. The category is comprised of a variety of expenses incurred by the Company. Increases in the third quarter of 2015 were primarily related to the fees paid to the SBA for the ongoing guaranty driven by significant growth in loan originations and by activities of our special asset group.

Loans and Asset Quality

Net loans held for investment increased $21.0 million, or 9.0%, to $253.4 million at September 30, 2015 from $232.4 million at June 30, 2015. Loans held for sale also increased $87.4 million, or 24.5%, to $443.9 million at September 30, 2015. The increases in both held for sale and held for investment loans is the result of the growth in loan origination activities. The increase in held for sale loans is largely influenced by multi-advancing loans that we intend to sell when fully funded.

Average loans were $671.6 million during the third quarter of 2015 compared to an average loan balance of $599.0 million during the second quarter of 2015.

Credit quality improved as the unguaranteed exposure of nonperforming assets declined to $2.6 million at September 30, 2015 from $3.1 million at June 30, 2015.

Net charge-offs were $243 thousand in the third quarter of 2015, compared to $101 thousand in the second quarter of 2015. The provision for loan losses totaled $1.2 million during the quarter ended September 30, 2015.

Deposits

Total deposits increased $35.3 million to $762.6 million at September 30, 2015, compared to $727.3 million at June 30, 2015. Average total deposits for the third quarter of 2015 increased $72.3 million, or 10.9%, to $735.2 million, compared to $662.9 million for the second quarter of 2015. The ratio of average loans to average deposits was 91.3% for the third quarter of 2015, compared to 90.4% for the second quarter of 2015.

Shareholders’ Equity

On July 23, 2015, the Company completed an initial public offering issuing 5,500,000 shares of voting common stock, no par value, at $17.00 per share for gross proceeds of $93.5 million. Net proceeds after underwriting discounts and estimated expenses were $87.2 million. As a result, the Company has continued to finance existing vertical growth, invest in strategic initiatives, support higher levels of loans remaining on the balance sheet, and curtail long term debt.

Total shareholders’ equity at September 30, 2015 totaled $194.1 million, an increase of $90.7 million compared to total shareholders’ equity at June 30, 2015. The common equity tier 1 capital ratio at September 30, 2015 was 24.4%.

Conference Call

Live Oak will host a conference call to discuss third quarter results at 9:00 a.m. ET tomorrow morning (October 22, 2015). Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 787-4170 (domestic) or (530) 379-4723 (international) with conference ID 58726545. A live webcast of the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. After the conference call, a replay will be available until 5:00 p.m. ET October 28, 2015, and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).

Important Note Regarding Forward-Looking Statements

Statements in this press release that are based on other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) loan products, including the Section 7(a) program, or changes in SBA standard operating procedures; a reduction in or the termination of our ability to use the technology-based platform that is critical to the success of our business model; market and economic conditions and the associated impact on us; operational, liquidity and credit risks associated with our business; and the other factors discussed in the Company’s registration statement on Form S-1 (File No. 333-205126), as amended, and most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. (Nasdaq: LOB) is the parent company and registered bank holding company of Live Oak Banking Company, a national online platform for small business lending.

Live Oak Bancshares, Inc.

Quarterly Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Three months ended
	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014
Interest income
Loans and fees on loans	$8,704	7,391	$6,716	5,851	$5,189
Investment securities, taxable	211	200	176	163	93
Other interest earning assets	84	70	66	61	38

Total interest income	8,999	7,661	6,958	6,075	5,320

Interest expense
Deposits	1,997	1,801	1,476	1,330	1,172
Borrowings	395	444	441	510	254

Total interest expense	2,392	2,245	1,917	1,840	1,426

Net interest income	6,607	5,416	5,041	4,235	3,894

Provision for loan losses	1,212	50	1,077	1,382	512

Net interest income after provision for loan losses	5,395	5,366	3,964	2,853	3,382

Noninterest income
Loan servicing revenue and revaluation	1,566	1,772	4,106	1,107	3,230
Net gains on sales of loans	15,424	15,719	15,461	14,512	13,108
Equity in earnings (loss) of non-consolidated affiliates	—	—	(26)	158	(177)
Gain on sale of investment in non-consolidated affiliate	—	—	3,782	—	—
Gain (loss) on sale of securities available for sale	12	—	—	(74)	—
Other noninterest income	768	644	732	523	342

Total noninterest income	17,770	18,135	24,055	16,226	16,503

Noninterest expense
Salaries and employee benefits	9,949	9,319	8,355	7,337	6,120
Travel expense	2,180	2,212	1,460	1,513	1,791
Professional services expense	597	624	908	736	1,758
Advertising and marketing expense	1,051	1,118	1,008	1,033	763
Occupancy expense	699	731	457	387	518
Data processing expense	773	722	893	873	730
Equipment expense	584	350	404	423	433
Other expense	2,206	1,724	1,203	2,918	1,154

Total noninterest expense	18,039	16,800	14,688	15,220	13,267

Income before taxes	5,126	6,701	13,331	3,859	6,618
Income tax expense	2,228	2,766	5,278	1,411	5,977

Net income	2,898	3,935	8,053	2,448	641
Net loss attributable to noncontrolling interest	3	—	20	—	—

Net income attributable to Live Oak Bancshares, Inc.	$2,901	$3,935	$8,073	$2,448	$641

Earnings per share
Basic	$0.09	$0.14	$0.28	(0.09)	$0.03

Diluted	$0.09	$0.13	$0.27	(0.08)	$0.02

Weighted average shares outstanding
Basic	32,824,587	28,636,182	28,620,120	28,604,901	25,632,505
Diluted	33,917,282	29,498,399	29,361,841	29,336,277	26,235,700

Live Oak Bancshares, Inc.

Quarterly Balance Sheets (unaudited)

(Dollars in thousands)

	As of the quarter ended
	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014
Assets
Cash and due from banks	$129,881	$131,487	$47,564	$29,902	$38,642
Certificates of deposit with other banks	10,000	10,000	10,000	10,000	9,250
Investment securities available-for-sale	51,628	50,719	50,777	49,318	49,176
Loans held for sale	443,871	356,481	305,079	295,180	252,587
Loans held for investment	259,552	237,612	220,444	203,936	169,833
Allowance for loan losses	(6,153)	(5,183)	(5,234)	(4,407)	(3,577)

Net loans	253,399	232,429	215,210	199,529	166,256

Premises and equipment, net	62,641	57,310	38,124	35,279	32,783
Foreclosed assets	48	34	34	371	379
Servicing assets	40,590	39,983	38,457	34,999	35,099
Investments in non-consolidated affiliates	—	—	—	6,345	6,188
Other assets	20,708	20,972	17,787	12,392	12,613

Total assets	$1,012,766	$899,415	$723,032	$673,315	$602,973

Liabilities and Shareholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$20,365	$15,749	$4,390	$14,728	$14,118
Interest-bearing	742,263	711,597	551,693	507,352	428,492

Total deposits	762,628	727,346	556,083	522,080	442,610
Short term borrowings	—	—	—	6,100	15,066
Long term borrowings	42,079	54,490	50,210	41,849	27,131
Other liabilities	13,963	14,198	16,571	11,472	21,222

Total liabilities	818,670	796,034	622,864	581,501	506,029

Shareholders’ equity
Non-cumulative perpetual preferred stock (Series A), 6,800 shares authorized, issued and outstanding	—	—	—	—	—
Preferred stock, no par value, 1,000,000 authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	136,852	49,122	48,799	48,657	48,093
Class B common stock (non-voting)	50,015	50,015	50,015	50,015	50,015
Retained earnings (accumulated deficit)	7,108	4,206	1,130	(6,943)	(1,165)
Accumulated other comprehensive income	87	1	209	85	1

Total shareholders’ equity attributed to Live Oak Bancshares, Inc.	194,062	103,344	100,153	91,814	96,944

Noncontrolling interest	34	37	15	—	—

Total equity	194,096	103,381	100,168	91,814	96,944

Total liabilities and shareholders’ equity	$1,012,766	$899,415	$723,032	$673,315	$602,973

Live Oak Bancshares, Inc.

Quarterly Selected Financial Data

(Dollars in thousands, except per share data)

	As of and for the three months ended
	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014
Income Statement Data
Net income (loss) attributable to Live Oak Bancshares, Inc.	$2,901	$3,935	$8,073	$2,448	$641
Net income (net of tax effect) (1)	$2,901	$3,935	$8,073	$2,448	$4,071

Per Common Share
Net income, basic	$0.09	$0.14	$0.28	0.09	$0.03
Net income, diluted	0.09	0.13	0.27	0.08	0.02
Net income, basic (net of tax effect) (1)	0.09	0.14	0.28	0.09	0.16
Net income, diluted (net of tax effect) (1)	0.09	0.13	0.27	0.08	0.16
Dividends declared	0.01	0.03	0.05	0.20	0.25
Book value	5.68	3.61	3.50	3.21	3.39
Tangible book value	5.68	3.60	3.50	3.20	3.38

Performance Ratios
Return on average assets	1.19%	1.87%	4.20%	1.46%	0.44%
Return on average equity	7.15	16.54	35.86	9.37	3.17
Return on average assets (net of tax)	1.19	1.87	4.20	1.46	2.81
Return on average equity (net of tax)	7.15	16.54	35.86	9.37	20.15
Net interest margin	3.11	2.94	2.97	2.92	3.13
Efficiency ratio	74.04	71.33	50.48	74.12	65.04
Noninterest income to total revenue	72.88	77.00	82.67	79.38	80.91

Selected Loan Metrics
Loans originated	$302,962	$276,822	$248,058	$262,472	$259,925
Guaranteed Loans Sold	147,377	137,134	137,047	125,757	114,871
Average net gain on sale of loans	104.66	114.63	112.82	115.40	114.11
Held for sale guaranteed loans (note amount)	499,303	431,232	369,214	326,723	236,607
Quarterly increase in held for sale guaranteed loans (note amount)	68,071	62,018	42,491	90,116
Estimated net gain to be recognized on quarterly increase in guaranteed loans held for sale(2)	7,124	7,109	4,794	10,399

Asset Quality Ratios
Allowance for loan losses to loans held for investment	2.37%	2.18%	2.37%	2.16%	2.11%
Net charge-offs to average loans	0.14	0.07	0.20	0.46	0.50
Nonperforming loans	$18,384	$19,662	$18,898	$18,692	$12,485
Nonperforming loans (unguaranteed exposure)	2,562	3,089	2,934	3,137	2,320
Foreclosed assets	48	34	34	371	379

Nonperforming loans not guaranteed by the SBA and foreclosures	2,610	3,123	2,968	3,508	2,699
Nonperforming loans not guaranteed by the SBA and foreclosures to total assets	0.26%	0.35%	0.41%	0.52%	0.45%

Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	24.40%	13.94%	15.90%	N/A %	N/A %
Total capital (to risk-weighted assets)	25.21	14.73	16.85	19.63	23.19
Tier 1 risk based capital (to risk-weighted assets)	24.40	13.94	15.90	17.41	20.86
Tier 1 leverage capital (to average assets)	19.07	10.96	11.38	13.38	16.34

Notes to Quarterly Selected Financial Data

(1)	On August 3, 2014 the Company converted from an S-Corporation to a C-Corporation. Accordingly, for comparability purposes net income during 2014 is being computed using an assumed effective income tax rate of 38.5%. In addition, 2014 periods exclude the initial deferred tax liability recorded as a result of the aforementioned conversion from an S to C-Corporation.
(2)	The estimated revenue from the sale of the quarterly increase in guaranteed loans is based on the average net gain on sale of loans for that quarter.

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

	As of and for the three months ended
	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014
Total shareholders’ equity	$194,096	$103,381	$100,168	$91,814	$96,944
Less:
Goodwill	—	—	—	—	272
Other intangible assets	103	103	103	103	155

Tangible shareholders’ equity (a)	$193,993	$103,278	$100,065	$91,711	$96,517

Shares outstanding (c)	34,167,500	28,654,860	28,623,609	28,619,930	28,576,450

Total assets	1,012,766	899,415	723,032	673,315	602,973
Less:
Goodwill	—	—	—	—	272
Other intangible assets	103	103	103	103	155

Tangible assets (b)	1,012,663	899,312	722,929	673,212	602,546

Tangible shareholders’ equity to tangible assets (a/b)	19.16%	11.48%	13.84%	13.62%	16.02%
Tangible book value per share (a/c)	5.68	3.60	3.50	3.20	3.38

Efficiency rato:
Noninterest expense (d)	18,039	16,800	14,688	15,220	13,267
Net interest income	6,607	5,416	5,041	4,235	3,894
Noninterest income	17,770	18,135	24,055	16,226	16,503
Less gain (loss) on sale of securities	12	—	—	(74)	—

Adjusted operating revenue (e)	24,365	23,551	29,096	20,535	20,397
Efficiency ratio (d/e)	74.04%	71.33%	50.48%	74.12%	65.04%

This press release presents the non-GAAP financial measures previously shown. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company and in predicting future performance. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.